Exhibit 99.1

News from Xerox
FOR IMMEDIATE RELEASE
Public Relations Office:

800 Long Ridge Road Stamford, CT 06904 203-968-4644

XEROX EXPECTS TO RAISE $750 MILLION THROUGH SENIOR NOTE OFFERING

STAMFORD, Conn., May 14, 2007 — Xerox Corporation (NYSE: XRX) expects to raise $750 million through a senior unsecured note offering announced today.

Proceeds from the offering will be used to repay the company’s recent borrowings under its interim bridge credit facility. The notes, which are due in 2012 and will be issued in U.S. dollars by Xerox, will be sold under the company’s S-3 registration statement filed today with the Securities and Exchange Commission. The offering is subject to market and other conditions.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes. It does not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful.

Citi Markets & Banking, JPMorgan and Merrill Lynch and Co. are acting as joint book-running managers for the offering. Offers for the notes are to be made only through the prospectus. A copy of the prospectus and prospectus supplement may be obtained by contacting Citigroup Global Markets Inc. at 1-877-858-5407, or by sending a request to: Citigroup Global Markets Inc., Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220.

-XXX-

Media Contact:

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

NOTE TO EDITORS: This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs, assumptions and expectations, and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our quarterly report on Form 10-Q for the quarter ended March 31, 2007, as well as in our 2006 Form 10-K filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.